Exhibit 99.5

LEGAL OPINION

To:	Epsium Enterprise Limited
Alameda Dr. Carlos D’Assumpção
Edf. China Civil Plaza 235-243, 14 Andar P
Macau, SAR China

February 23, 2024

Dear Sir/Madam:

1.	We are lawyers qualified in Macau Special Administration Region of the People’s Republic of China (the “Macau”) and are qualified to issue opinions on the Macau Laws (as defined in Section 4).

2.	We act as the Macau counsel to Epsium Enterprise Limited (the “Company”), a company incorporated under the laws of British Virgin Islands, in connection with (a) the proposed initial public offering (the “Offering”) of certain number of ordinary shares of the Company (the “Ordinary Shares”, or the “Offered Securities”) , by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) in relation to the Offering and (b) the proposed listing of the Ordinary Shares on the NASDAQ Capital Market (the “Listing”).

3.	In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by Macau authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and the truthfulness, accuracy and completeness of all relevant factual statements in the documents.

4.	The following terms as used in this opinion are defined as follows:

“Macau Subsidiary”	means Companhia de Comercio Luz Limitada.

“Macau Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in Macau as of the date hereof.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

5.	Based upon and subject to the foregoing, we are of the opinion that:

(1)	Corporate Structure. The ownership structure of the Macau Subsidiary is in compliance, and immediately after this Offering will comply with the current Macau Laws. The descriptions of the corporate structure of the Macau Subsidiary are true and accurate and nothing has been omitted from such descriptions which would make the same misleading in any material respects.

(2)	Taxation. The statements set forth under the caption “Material Income Tax Consideration” in the Registration Statement, insofar as they constitute statements of Macau laws, are accurate in all material respects and such statements constitute our opinion. We do not express any opinion herein concerning any law other than Macau laws.

(3)	Statements in the Prospectus. The statements in the Prospectus or incorporated by reference into the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Corporate History And Structure”, “Industry Overview”, “Business”, “Dividend Policy”, “Regulation”, “Material Income Tax Consideration”, “Legal Matters” and “Enforcement of Civil Liabilities”, (other than the financial statements and related schedules and other financial data contained therein, as to which we express no opinion), to the extent such statements relate to matters of the Macau Laws or documents, agreements or proceedings governed by the Macau Laws, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects the Macau Laws, documents, agreements or proceedings referred to therein, and we have no reason to believe there has been anything omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

6.	This opinion is subject to the following qualifications:

(a)	This opinion relates only to the Macau Laws, and we express no opinion as to any other laws and regulations. There is no guarantee that any of the Macau Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended, or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)	This opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this opinion.

(c)	This opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent Macau legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant Macau Laws.

This opinion is delivered in our capacity as the Company’s Macau legal counsel solely for the purpose of the Registration Statement submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours sincerely,

/S/ Vong Hin Fai Lawyers & Private Notary
Vong Hin Fai Lawyers & Private Notary